Exhibit 2.13

MASTER TECHNOLOGY OWNERSHIP AND

LICENSE AGREEMENT

between

PALM, INC.

and

PALMSOURCE, INC.

Effective as of December 3, 2001

2.5	OWNERSHIP OF PALM TECHNOLOGY AND PALM DATA	6

ARTICLE 3 LICENSES AND RIGHTS		6

3.1	LICENSE TO PALM	6

3.2	LICENSE TO PALMSOURCE	7

3.3	IMPROVEMENTS	9

3.4	RIGHTS TO JOINT DATA	9

3.5	NO PATENT LICENSES	9

3.6	THIRD PARTY TECHNOLOGY	9

ARTICLE 4 CONFIDENTIALITY		9

ARTICLE 5 NO TERMINATION		10

ARTICLE 6 DISPUTE RESOLUTION		10

6.1	MEDIATION	10

6.1	ARBITRATION	10

6.3	COURT ACTION	11

6.4	CONTINUITY OF SERVICE AND PERFORMANCE	11

6.5	RESOLUTION BY PALMSOURCE COMMITTEE	11

ARTICLE 7 LIMITATION OF LIABILITY		11

ARTICLE 8 MISCELLANEOUS PROVISIONS		12

8.1	DISCLAIMER	12

8.2	NO IMPLIED LICENSES	12

8.3	INFRINGEMENT SUITS	12

8.4	NO OTHER OBLIGATIONS	12

8.5	ENTIRE AGREEMENT	13

8.6	GOVERNING LAW	13

8.7	DESCRIPTIVE HEADINGS	13

8.8	NOTICES	13

8.9	NONASSIGNABILITY	14

8.10	SEVERABILITY	14

8.11	FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE	14

8.12	AMENDMENT	14

8.13	COUNTERPARTS	14

-ii-

MASTER TECHNOLOGY OWNERSHIP AND LICENSE AGREEMENT

This Master Technology Ownership and License Agreement (the “Agreement”) is executed on May 9, 2002 and made effective as of December 3, 2001 (the “Effective Date”), between Palm, Inc., a Delaware corporation (“Palm”), having an office at 5470 Great America Parkway, Santa Clara, California, 95054, and PalmSource, Inc., a Delaware corporation (“PalmSource”), having an office at 5470 Great America Parkway, Santa Clara, California, 95054.

RECITALS

WHEREAS, the Board of Directors of Palm has determined that it is in the best interest of Palm and its stockholders to separate Palm’s existing businesses into two independent businesses and have the current business of the Palm platform solutions group conducted through a wholly-owned subsidiary;

WHEREAS, as part of the foregoing, Palm and PalmSource have entered into a Master Separation Agreement (as defined below), which provides for, among other things, the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing; and

WHEREAS, also as part of the foregoing, the parties desire for Palm to assign ownership of certain technology to PalmSource and to license certain technology to each other.

NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement the following capitalized terms are defined in this Article 1 and shall have the meaning specified herein:

1.1 ANCILLARY AGREEMENTS. “Ancillary Agreements” has the meaning set forth in the Master Separation Agreement.

1.2 COPYRIGHTS. “Copyrights” means (i) any copyright in any original works of authorship fixed in any tangible medium of expression as set forth in 17 U.S.C. Section 101 et. seq., whether registered or unregistered, including any applications for registration thereof, (ii) any corresponding foreign copyrights under the laws of any jurisdiction, in each case, whether registered or unregistered, and any applications for registration thereof, and (iii) moral rights under the laws of any jurisdiction.

1

1.3 DATA. “Data” means data, databases, documentation, information, records or the like with respect to customers, potential customers, developers, registered users and business affiliates. The term Data includes without limitation marketing information provided by third parties.

1.4 DATABASE RIGHTS. “Database Rights” means any rights in databases under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration thereof.

1.5 GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT. “General Assignment and Assumption Agreement” means that certain General Assignment and Assumption Agreement between Palm and PalmSource.

1.6 IMPROVEMENTS. “Improvements” to Technology means (i) with respect to Copyrights, any modifications, derivative works, and translations of works of authorship, (ii) with respect to Database Rights, any database that is created by extraction or re-utilization of another database, and (iii) with respect to Mask Work Rights, trade secrets and other intellectual property rights included within the definition of Technology and not covered by Sections 1.5(i) – (ii) above, any improvements of Technology. For the purposes of clarification, an item of Technology will be deemed to be an Improvement of another item of Technology only if it is actually derived from such other item of Technology and not merely because it may have the same or similar functionality or use as such other item of Technology.

1.7 INVENTION DISCLOSURE. “Invention Disclosure” means a disclosure of an invention (i) written for the purpose of allowing legal and business people to determine whether to file a Patent application with respect to such invention and (ii) recorded with a control number in the owning party’s records.

1.8 JOINT DATA. “Joint Data” means the Data listed in the Palm/PalmSource Technology and Information Database as being jointly owned by Palm and PalmSource.

1.9 LICENSED PALM DATA. “Licensed Palm Data” means the Data listed in the Palm/PalmSource Technology and Information Database as being owned or licensed by Palm and licensed to PalmSource.

1.10 LICENSED PALM TECHNOLOGY. “Licensed Palm Technology” means the Palm Technology listed in the Palm/PalmSource Technology and Information Database as being owned by Palm and licensed to PalmSource.

1.11 LICENSED PALMSOURCE DATA. “Licensed PalmSource Data” means the Data listed in the Palm/PalmSource Technology and Information Database as being owned or licensed by PalmSource and licensed to Palm.

1.12 LICENSED PALMSOURCE TECHNOLOGY. “Licensed PalmSource Technology” means the Technology listed in the Palm/PalmSource Technology and Information Database as being owned by PalmSource and licensed to Palm.

1.13 MASK WORK RIGHTS. “Mask Work Rights” means (i) any rights in mask works, as defined in 17 U.S.C. Section 901, whether registered or unregistered, including applications for registration thereof, and (ii) any foreign rights in semiconductor topologies under the laws of any jurisdiction, whether registered or unregistered, including applications for registration thereof.

1.14 MASTER CONFIDENTIAL DISCLOSURE AGREEMENT. “Master Confidential Disclosure Agreement” means that certain Master Confidential Disclosure Agreement between Palm and PalmSource.

1.15 MASTER PATENT OWNERSHIP AND ASSIGNMENT AGREEMENT. “Master Patent Ownership and Assignment Agreement” means the Master Patent Ownership and Assignment Agreement between Palm and PalmSource.

1.16 MASTER SEPARATION AGREEMENT. “Master Separation Agreement” means the Master Separation Agreement between Palm and PalmSource.

1.17 PALM DATA. “Palm Data” means all Data listed as being owned or licensed by Palm in the Palm/PalmSource Technology and Information Database.

1.18 PALM PRODUCTS. “Palm Products” means any and all products and services of the businesses in which Palm or any of its Subsidiaries is engaged now or in the future, in all cases which products are designed or created primarily by Palm (or by any sublicensed Subsidiary) and/or by a subcontractor for Palm (or for any sublicensed Subsidiary), as well as future versions of such Palm Products.

1.19 PALM TECHNOLOGY. “Palm Technology” means all Technology listed as being owned by Palm in the Palm/PalmSource Technology and Information Database.

1.20 PALM/PALMSOURCE TECHNOLOGY AND INFORMATION DATABASE. “Palm/PalmSource Technology and Information Database” means the mutually agreed Palm/PalmSource Technology and Information Database as of the Separation Date, as it may be updated by the parties upon mutual agreement (signed by authorized officers) to add Palm Technology or PalmSource Technology as of the Separation Date.

1.21 PALMSOURCE DATA. “PalmSource Data” means all Data listed as being owned by PalmSource in the Palm/PalmSource Technology and Information Database.

1.22 PALMSOURCE PRODUCTS. “PalmSource Products” means any and all products and services of the businesses in which PalmSource or any of its Subsidiaries is engaged now or in the future, in all cases which products are designed or created primarily by PalmSource (or by any sublicensed Subsidiary) and/or by a subcontractor for PalmSource (or for any sublicensed Subsidiary).

1.23 PALMSOURCE TECHNOLOGY. “PalmSource Technology” means all Technology listed as being owned by PalmSource in the Palm/PalmSource Technology and Information Database.

1.24 PATENTS. “Patents” means patents, utility models, design patents, design registrations, certificates of invention and other governmental grants for the protection of inventions or industrial designs anywhere in the world and all reissues, renewals, re-examinations and extensions of any of the foregoing.

1.25 PERSON. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency or political subdivision thereof.

1.26 SELL. To “Sell” a product means to sell, transfer, lease or otherwise dispose of a product. “Sale” and “Sold” have the corollary meanings ascribed thereto.

1.27 SEPARATION DATE. “Separation Date” means 12:01 a.m., Pacific Time, December 3, 2001, or such other date as may be fixed by the Board of Directors of Palm.

1.28 SUBSIDIARY. “Subsidiary” of any Person means a corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person. For purposes of this Agreement, PalmSource shall be deemed not to be a subsidiary of Palm.

1.29 TECHNOLOGY. “Technology” means technological models, algorithms, manufacturing processes, design processes, behavioral models, logic diagrams, schematics, test vectors, know-how, computer and electronic data processing and other apparatus programs and software (object code and source code), databases and documentation thereof, trade secrets, technical information, specifications, drawings, records, documentation, works of authorship or other creative works, websites, ideas, knowledge, data or the like. The term Technology includes Copyrights, Database Rights, Mask Work Rights, trade secrets and any other intellectual property right, but expressly does not include (i) any trademark, trade name, trade dress or service mark, or applications for registration thereof or (ii) any Patents or applications therefor, including any of the foregoing that may be based on Invention Disclosures that are covered by the Master Patent

Ownership and License Agreement between the parties, but does include trade secret rights in and to inventions disclosed in such Patent applications and Invention Disclosures.

1.30 THIRD PARTY. “Third Party” means a Person other than Palm and its Subsidiaries or PalmSource and its Subsidiaries.

ARTICLE 2

OWNERSHIP

2.1 OWNERSHIP OF PALMSOURCE TECHNOLOGY. Subject to Sections 2.3 and 2.4 below, Palm hereby grants, conveys and assigns (and agrees to cause its appropriate Subsidiaries to grant, convey and assign) to PalmSource, by execution hereof (or, where appropriate or required, by execution of separate instruments of assignment), all its (and their) right, title and interest in and to the PalmSource Technology, to be held and enjoyed by PalmSource, its successors and assigns. Palm further grants, conveys and assigns (and agrees to cause its appropriate Subsidiaries to grant, convey and assign) to PalmSource all its (and their) right, title and interest in and to any and all causes of action and rights of recovery for past infringement of Copyrights and Database Rights in and to the PalmSource Technology and for past misappropriation of trade secrets in and to the PalmSource Technology. Palm further covenants that Palm will, without demanding any further consideration therefor, at the request and expense of PalmSource (except for the value of the time of Palm employees), do (and cause its Subsidiaries to do) all lawful and just acts that may be or become necessary for evidencing, maintaining, recording and perfecting PalmSource’s rights to such PalmSource Technology consistent with Palm’s general business practice as of the Separation Date, including but not limited to, execution and acknowledgement of (and causing its Subsidiaries to execute and acknowledge) assignments and other instruments in a form reasonably required by PalmSource for each Copyright or Database Right jurisdiction.

2.2 OWNERSHIP OF PALMSOURCE DATA AND JOINT DATA

(a) Subject to Sections 2.3 and 2.4 below and to the extent permitted by applicable law, regulation and the terms of any agreements and privacy policies pursuant to which the PalmSource Data was originally provided to Palm, Palm hereby grants, conveys and assigns (and agrees to cause its appropriate Subsidiaries to grant, convey and assign) to PalmSource, by execution hereof (or, where appropriate or required, by execution of separate instruments of assignment), all its (and their) right, title and interest in and to the PalmSource Data, to be held and enjoyed by PalmSource, its successors and assigns.

(b) Subject to Sections 2.3 and 2.4 below and to the extent permitted by applicable law, regulation and the terms of any agreements and privacy policies pursuant to which the Joint Data was originally provided to Palm, the parties hereby confirm that Palm and PalmSource jointly own all right, title and interest in and to the Joint Data; and Palm hereby grants, conveys and assigns (and agrees to cause its appropriate Subsidiaries to grant, convey and assign) to PalmSource an undivided one-half interest in and to the Joint Data to be held and enjoyed by Palm, its successors and assigns.

2.3 PRIOR GRANTS. PalmSource acknowledges and agrees that the foregoing assignments are subject to any and all licenses or other rights that may have been granted by or to Palm or its Subsidiaries with respect to the PalmSource Technology and PalmSource Data prior to the Separation Date. Palm shall respond to reasonable inquiries from PalmSource regarding any such prior grants.

2.4 ASSIGNMENT DISCLAIMER. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE FOREGOING ASSIGNMENTS ARE MADE ON AN “AS IS,” QUITCLAIM BASIS AND THAT NEITHER PALM NOR ANY SUBSIDIARY OF PALM HAS MADE OR WILL MAKE ANY WARRANTY WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT. FURTHER, PALMSOURCE ACKNOWLEDGES AND AGREES THAT NEITHER PALM NOR ANY SUBSIDIARY OF PALM SHALL HAVE ANY OBLIGATION UNDER THIS AGREEMENT TO MAINTAIN OR SUPPORT ANY OF THE TECHNOLOGY ASSIGNED UNDER THIS AGREEMENT OR TO PROVIDE ANY UPGRADES OR ENHANCEMENTS THERETO TO PALMSOURCE.

2.5 OWNERSHIP OF PALM TECHNOLOGY AND PALM DATA. The parties hereby acknowledge and agree that Palm retains all right, title and interest in and to the Palm Technology and Palm Data.

ARTICLE 3

LICENSES AND RIGHTS

3.1 LICENSE TO PALM

(a) PalmSource grants (and agrees to cause its appropriate Subsidiaries or affiliate companies to grant) to Palm the following personal, irrevocable, nonexclusive, worldwide, fully paid, royalty-free and non-transferable (except as specified in Section 8.9 below) licenses:

(i) under its and their Copyrights in and to the Licensed PalmSource Technology, (A) to reproduce and have reproduced the works of authorship included in the Licensed PalmSource Technology, Improvements thereof prepared by or for Palm, in whole or in part, as part of Palm Products, (B) to prepare Improvements or have Improvements prepared for it based upon the works of authorship included in the Licensed PalmSource Technology in order to create Palm Products, (C) to distribute (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) copies of the works of authorship included in the Licensed PalmSource Technology, and Improvements thereof prepared by or for

Palm, to the public by sale or other transfer of ownership or by rental, lease or lending, as part of Palm Products, and (D) to perform (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) and display the works of authorship included in the Licensed PalmSource Technology, and Improvements thereof prepared by or for Palm, as part of Palm Products;

(ii) under its and their trade secrets and other intellectual property rights in and to the Licensed PalmSource Technology (except the intellectual property rights excluded from the definition of Technology), to use the Licensed PalmSource Technology, and Improvements thereof prepared by or for Palm, to design, develop, manufacture and have manufactured Palm Products and to Sell such Palm Products; and

(iii) under its and their Database Rights in and to the Licensed PalmSource Data, to extract Data from the Licensed PalmSource Data and to re-utilize such Data, subject to applicable law, regulation and the terms of any agreements and privacy policies pursuant to which such Licensed PalmSource Data was originally provided to Palm, and provided that distribution or disclosure of such Licensed PalmSource Data to any Third Party is subject to the prior written consent of PalmSource.

(b) Without limiting the generality of the foregoing licenses granted in Section 3.1(a) above, with respect to software included within the Licensed PalmSource Technology, such licenses include the right to use, modify, and reproduce such software and Improvements thereof made by or for Palm to create Palm Products, in source code and object code form, and to Sell such software, and Improvements thereof made by or for Palm, in source code and object code form, as part of Palm Products; provided, however, that, with respect to PalmSource software that is only used internally, Palm recognizes that such software was not designed for use in products that are Sold to Third Parties and that PalmSource has no obligation whatsoever to support such software. Accordingly, Palm agrees to use reasonable care in selecting any such software for use in Palm Products, taking into account that such software will be difficult to support.

(c) The foregoing licenses in this Section 3.1 include the right to have contract manufacturers manufacture Palm Products for Palm.

(d) Palm may grant sublicenses within the scope of the licenses granted under Sections 3.1(a) and (b) above.

(e) Notwithstanding anything to the contrary, this Agreement shall not be construed as a license grant by PalmSource to Palm of Technology that is licensed in the Software License Agreement and Elaine Software License Agreement, each dated as of December 3, 2001 and under which PalmSource licenses to Palm certain operating system and server software and related products.

3.2 LICENSE TO PALMSOURCE

.

(a) Palm grants (and agrees to cause its appropriate Subsidiaries or affiliate companies to grant) to PalmSource the following personal, irrevocable, nonexclusive, worldwide, fully paid, royalty-free and non-transferable (except as specified in Section 8.9 below) licenses:

(i) under its and their Copyrights in and to the Licensed Palm Technology, (A) to reproduce and have reproduced the works of authorship included in the Licensed Palm Technology, and Improvements thereof prepared by or for PalmSource, in whole or in part, as part of PalmSource Products, (B) to prepare Improvements or have Improvements prepared for it based upon the works of authorship included in the Licensed Palm Technology in order to create PalmSource Products, (C) to distribute (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) copies of the works of authorship included in the Licensed Palm Technology, and Improvements thereof prepared by or for PalmSource, to the public by sale or other transfer of ownership or by rental, lease or lending, as part of PalmSource Products, and (D) to perform (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) and display the works of authorship included in the Licensed Palm Technology and Improvements thereof prepared by or for PalmSource, as part of PalmSource Products;

(ii) under its and their trade secrets and other intellectual property rights in and to the Licensed Palm Technology (except the intellectual property rights excluded from the definition of Technology), to use the Licensed Palm Technology, and Improvements thereof prepared by or for PalmSource, to design, develop, manufacture and have manufactured PalmSource Products and to Sell such PalmSource Products; and

(iii) under its and their Database Rights in and to the Licensed Palm Data, to extract Data from the Licensed Palm Data and to re-utilize such Data, subject to applicable law, regulation and the terms of any agreements and privacy policies pursuant to which such Licensed Palm Data was originally provided to Palm, and provided that distribution or disclosure of such Licensed Palm Data to any Third Party is subject to the prior written consent of Palm.

(b) Without limiting the generality of the foregoing licenses granted in Section 3.2(a) above, with respect to software included within the Licensed Palm Technology, such licenses include the right to use, modify, and reproduce such software and Improvements thereof made by or for PalmSource to create PalmSource Products, in source code and object code form, and to Sell such software and Improvements thereof made by or for PalmSource, in source code and object code form, as part of PalmSource Products; provided, however, that, with respect to Palm software that is only used internally, PalmSource recognizes that such software was not designed for use in products that are Sold to Third Parties and that Palm has no obligation whatsoever to support such software. Accordingly, PalmSource agrees to use reasonable care in selecting any such software for use in PalmSource Products, taking into account that such software will be difficult to support.

(c) The foregoing licenses in this Section 3.2 include the right to have contract manufacturers manufacture PalmSource Products for PalmSource.

(d) PalmSource may grant sublicenses within the scope of the licenses granted under Sections 3.2(a) and (b) above.

3.3 IMPROVEMENTS. As between the parties, after the Separation Date, PalmSource hereby retains all right, title and interest, including all intellectual property rights, in and to any Improvements to Licensed Palm Technology made by or for PalmSource in the exercise of the licenses granted to it hereunder, subject only to the ownership of Palm in the underlying Licensed Palm Technology, and Palm hereby retains all right, title and interest, including all intellectual property rights, in and to any Improvements to Licensed PalmSource Technology made by or for Palm in the exercise of the licenses granted to it hereunder, subject only to the ownership of PalmSource in the underlying Licensed PalmSource Technology. Neither party shall have any obligation under this Agreement to notify the other party of any Improvements made by or for it or to disclose or license any such Improvements to the other party.

3.4 RIGHTS TO JOINT DATA. Each party has the right, without the obligation to account to the other party for profits derived therefrom, to extract Data from the Joint Data and to re-utilize such Data; provided however, that (i) all such rights are subject to applicable law, regulation and the terms of any agreements and privacy policies pursuant to which such Joint Data was originally provided to Palm, and (ii) distribution or disclosure of such Data to any Third Party is subject to the prior written consent of the other party.

3.5 NO PATENT LICENSES. Nothing contained in this Agreement shall be construed as conferring to either party by implication, estoppel or otherwise any license or right under any Patent or applications therefor, whether or not the exercise of any right herein granted necessarily employs an invention of any existing or later issued Patent. The applicable licenses granted by each party to the other party with respect to Patents are set forth in a separate Master Patent Ownership and License Agreement.

3.6 THIRD PARTY TECHNOLOGY. The assignment of any applicable license agreements with respect to Third Party Technology are set forth in the General Assignment and Assumption Agreement.

ARTICLE 4

CONFIDENTIALITY

The terms of the Master Confidential Disclosure Agreement between the parties shall apply to any Confidential Information (as defined therein) which is the subject matter of this Agreement.

ARTICLE 5

NO TERMINATION

Each party acknowledges and agrees that its remedy for breach by the other party of any provision hereof shall be, subject to the requirements of Article 6, to bring a claim to recover damages subject to the limits set forth in this Agreement and to seek any other appropriate equitable relief, other than termination of this Agreement. For the avoidance of doubt, the parties intend that this Agreement continue in perpetuity.

ARTICLE 6

DISPUTE RESOLUTION

6.1 MEDIATION. If a dispute, controversy or claim (“Dispute”) arises between the parties relating to the interpretation or performance of this Agreement appropriate senior executives (e.g. director or V.P. level) of each party who shall have the authority to resolve the matter shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. The initial meeting between the appropriate senior executives shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to trying to resolve such Dispute shall be treated as Confidential Information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible. If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, and either party wishes to pursue its rights relating to such Dispute, then the Dispute will be mediated by a mutually acceptable mediator appointed pursuant to the mediation rules of JAMS/Endispute within thirty (30) days after written notice by one party to the other demanding non-binding mediation. Neither party may unreasonably withhold consent to the selection of a mediator or the location of the mediation. Both parties will share the costs of the mediation equally, except that each party shall bear its own costs and expenses, including attorneys’ fees, witness fees, travel expenses, and preparation costs. The parties may also agree to replace mediation with some other form of non-binding or binding alternate dispute resolution (“ADR”).

6.2 ARBITRATION. Any Dispute which the parties cannot resolve through mediation within ninety (90) days of the Dispute Resolution Commencement Date, unless otherwise mutually agreed, shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”), by three (3) arbitrators in Santa Clara County, California. Such arbitrators shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion stating their decision within thirty (30) days of the completion of the arbitration. The prevailing party in such arbitration shall be entitled to expenses, including costs and reasonable attorneys’ and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction. The use of any ADR procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of either party.

6.3 COURT ACTION. Any Dispute regarding the following is not required to be negotiated, mediated or arbitrated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others. However, the parties to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to the above procedures, while such court action is pending.

6.4 CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article 6 with respect to all matters not subject to such dispute, controversy or claim.

6.5 RESOLUTION BY PALMSOURCE COMMITTEE. Notwithstanding the foregoing, while PalmSource remains a wholly-owned subsidiary (excluding shares issued pursuant to PalmSource equity plans to officers, directors, employees and consultants of PalmSource), if, pursuant to Section 6.1, the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, and either party wishes to pursue its rights relating to such Dispute, then in lieu of mediation or subsequent remedy contemplated by Section 6.2-6.3, the Dispute will be submitted to the PalmSource Committee for resolution (which committee shall consist of the CEO of Palm, the CEO of PalmSource and the Chairman of the Board of Palm, or such other composition as is mutually acceptable to Palm and PalmSource).

ARTICLE 7

LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S OBLIGATIONS EXPRESSLY ASSUMED IN EXHIBIT H OF THE MASTER SEPARATION AGREEMENT; PROVIDED FURTHER THAT THE EXCLUSION OF PUNITIVE DAMAGES SHALL APPLY IN ANY EVENT.

ARTICLE 8

MISCELLANEOUS PROVISIONS

8.1 DISCLAIMER. EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL TECHNOLOGY AND ANY OTHER INFORMATION OR MATERIALS PROVIDED HEREUNDER IS PROVIDED ON AN “AS IS” BASIS, AND THAT NEITHER PARTY NOR ANY OF ITS SUBSIDIARIES MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT. Without limiting the generality of the foregoing, neither party nor any of its Subsidiaries makes any warranty or representation that any manufacture, use, importation, offer for sale or sale of any product or service will be free from infringement of any Patent or other intellectual property right of any Third Party.

8.2 NO IMPLIED LICENSES. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any intellectual property right, other than the rights expressly granted in this Agreement with respect to the Licensed Palm Technology, Licensed PalmSource Technology, Palm Technology, PalmSource Technology, Licensed Palm Data, Licensed PalmSource Data, Palm Data and PalmSource Data. Neither party is required hereunder to furnish or disclose to the other any technical or other information, except as specifically provided herein.

8.3 INFRINGEMENT SUITS. Neither party shall have any obligation hereunder to institute any action or suit against Third Parties for infringement of any Copyrights, Database Rights or Mask Work Rights or misappropriation of any trade secret rights in or to any Technology or Data licensed to the other party hereunder, or to defend any action or suit brought by a Third Party which challenges or concerns the validity of any of such rights or which claims that any Technology or Data assigned or licensed to the other party hereunder infringes any Patent, Copyright, Database Right, Mask Work Right or other intellectual property right of any Third Party or constitutes a misappropriated trade secret of any Third Party. Palm shall not have any right to institute any action or suit against Third Parties for infringement of any of the Copyrights, Database Rights or Mask Work Rights in or to the PalmSource Technology or PalmSource Data.

8.4 NO OTHER OBLIGATIONS. NEITHER PARTY ASSUMES ANY RESPONSIBILITIES OR OBLIGATIONS WHATSOEVER, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT OR A SEPARATE WRITTEN AGREEMENT BETWEEN THE PARTIES. Without limiting the generality of the foregoing, neither party, nor any of its Subsidiaries, is obligated under this Agreement to provide any technical assistance.

8.5 ENTIRE AGREEMENT. This Agreement, the Master Separation Agreement and the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof. This Agreement shall prevail in the event of any conflicting terms or legends which may appear on any portion of the Licensed Palm Technology, Licensed PalmSource Technology and PalmSource Technology. To the extent there is a conflict between this Agreement and the Master Assignment and Assumption Agreement between the parties, the terms of this Agreement shall govern. To the extent that the parties enter into specific agreements regarding specific projects, such agreements shall supersede this Agreement with respect to any common subject matter.

8.6 GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Article 6 above.

8.7 DESCRIPTIVE HEADINGS. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

8.8 NOTICES. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

if to Palm :

Palm, Inc.

5470 Great America Parkway

Santa Clara, California 95054

Attention: General Counsel

if to PalmSource:

PalmSource, Inc.

5470 Great America Parkway

Santa Clara, California 95054

Attention: Chief Executive Officer

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

8.9 NONASSIGNABILITY. Neither party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other party’s prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party. Notwithstanding the foregoing, each party (or its successive assignees or transferees hereunder) may, without such consent, assign this Agreement to an entity that succeeds to all or substantially all of the business or assets of such party as long as such Person agrees to accept all of the terms set forth herein; provided, however, that the rights and obligations set forth in Sections 3.1 and 3.2 may not be assigned or transferred in any event (except in the case of a reincorporation of such party in another state). Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

8.10 SEVERABILITY. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.11 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.12 AMENDMENT. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

8.13 COUNTERPARTS. This Agreement, including the Ancillary Agreements and the Exhibits and Schedules hereto and thereto and the other documents referred to herein or therein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

WHEREFORE, the parties have signed this Master Technology Ownership and License Agreement effective as of the Effective Date.

PALM, INC.		PALMSOURCE, INC.

By:	/s/ JUDY BRUNER	By:	/s/ DAVID NAGEL

Name:	Judy Bruner	Name:	David Nagel

Title:	Chief Financial Officer	Title:	Chief Executive Officer